Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

SLF

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form F-3 Registration Statement of LiveReel Media Corporation (formerly Noble House Entertainment Inc.), of our opinion dated October 23, 2006 relating to the consolidated financial statements of the Company as of June 30, 2006 which appear in the Annual Report to Stockholders on Form 20-F of LiveReel Media Corporation (formerly Noble House Entertainment Inc.) for the year ended June 30, 2006 and the reference to us under the heading "Expert" in the Prospectus, which is part of such Registration Statements.

Schwartz Levitsky Feldman LLP.

Toronto, Ontario, Canada
March 9, 2007

Chartered Accountants
Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663